Exhibit 99.2

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2014 AND DECEMBER 31, 2013 (UNAUDITED)

All amounts in thousands of Brazilian reais (R$)

	March 31, 2014	December 31, 2013
Assets

Current assets
Cash and cash equivalents (Note 6)	47,404	64,250
Derivative financial instruments (Note 7)	14,746	24,674
Trade receivables (Note 8)	165,408	177,822
Inventories (Note 9)	77,677	64,119
Recoverable taxes (Note 10)	48,991	44,988
Other receivables	9,777	11,647

	364,003	387,500

Noncurrent assets
Trade receivables (Note 8)	2,664	2,987
Recoverable taxes (Note 10)	7,532	7,587
Deferred income tax and social contribution (Note 11)	35,402	37,279
Escrow deposits (Note 18)	411	372
Deposits and compulsory loans	32	31
Other receivables	127	127
Intangible assets (Note 13)	41,176	41,130
Property, plant and equipment (Note 14)	853,866	867,852

	941,210	957,365

Total assets	1,305,213	1,344,865

	March 31, 2014	December 31, 2013
Liabilities and equity

Current liabilities
Trade payables (Note 15)	41,805	59,975
Borrowings (Note 16)	95,750	83,694
Payroll, social security and related taxes	7,546	6,730
Taxes, fees and contributions payable (Note 17)	2,470	4,762
Provisions for tax, labor and civil risks (Note 18)	240	250
Dividends payable	27	27
Other payables	1,738	1,290

	149,576	156,728

Noncurrent liabilities
Borrowings (Note 16)	473,954	507,236
Taxes, fees and contributions payable (Note 17)	125	154
Deferred income tax and social contribution (Note 19)	16,455	14,385
Provisions for tax, labor and civil risks (Note 18)	832	812

	491,366	522,587

Total liabilities	640,942	679,315

Equity
Share capital (Note 20 (a))	409,003	409,003
Capital reserves (Note 20 (c))	12,539	12,425
Valuation adjustments to equity (Note 20 (h))	144,235	146,539
Profit reserves (Note 20 (e))	97,683	97,683
Treasury shares (Note 20 (d))	(100)	(100)
Retained earnings	911

	664,271	665,550

Total liabilities and equity	1,305,213	1,344,865

The accompanying notes are an integral part of these interim financial information.

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONDENSED CONSOLIDATED INCOME STATEMENTS FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)

All amounts in thousands of Brazilian reais (R$), unless otherwise stated

	Three-month period ended March 31,
	2014	2013

Net revenue (Note 21)	211,749	160,609
Cost of revenues (Note 22)	(160,554)	(114,921)

Gross profit	51,195	45,688

Selling expenses (Note 22)	(12,943)	(11,507)
Administrative expenses (Note 22)	(22,488)	(18,057)
Other income (Note 22)	(129)	(164)

	(35,560)	(29,728)

Operating income	15,635	15,960

Finance income (Note 23)	3,652	1,432
Finance expenses (Note 23)	(15,601)	(9,514)

Finance expenses, net	(11,949)	(8,082)

Income before income tax and social contribution	3,686	7,878

Income tax and social contribution (Note 24)	(5,336)	(2,828)

Net income (loss)	(1,650)	5,050

Earnings per share (basic and diluted) (Note 20 (g))	(0,02)	0,06

The accompanying notes are an integral part of these interim financial information.

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED).

All amounts in thousands of Brazilian reais (R$)

	Three-month period ended March 31,
	2014	2013

Net income (loss) for the period	(1,650)	5,050

Other comprehensive income
Items that may be reclassified subsequently to profit or loss
Foreign currency translation adjustments	257	102

Total comprehensive income (loss)	(1,393)	5,152

The accompanying notes are an integral part of these interim financial information.

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)

All amounts in thousands of Brazilian reais (R$)

			Capital reserves			Profit reserves						Valuation adjustments to equity
	Capital	Issuance costs	Share premium reserve	Stock options	Total	Legal reserve	Profit retention	Investment reserve	Total	Treasury shares	Retained earnings	Deemed cost adjustment	Accumulated other comprehensive income	Total	Total equity
As of January 01, 2013	422,269	(13,266)	10,703	1,175	11,878	9,740	33,789	68,518	112,047	(813)		158,443	(581)	157,862	689,977

Income for the period											5,050				5,050
Exchange rate changes on foreign investees (Note 12)													102	102	102

Total comprehensive income for the period											5,050		102	102	5,152
Realization of deemed cost (Note 14)											3,881	(3,881)		(3,881)
(-) Taxes on realization of deemed cost (Note 20)											(1,319)	1,319		1,319

Total realization of deemed cost											2,562	(2,562)		(2,562)

Contributions/distributions to shareholders:
Treasury shares cancelled (Note 19)										642					642
Share-based payment (Note 20)			146	(21)	125						206				331
Total contributions/distributions to shareholders			146	(21)	125					642	206				973

As of March 31, 2013	422,269	(13,266)	10,849	1,154	12,003	9,740	33,789	68,518	112,047	(171)	7,818	155,881	(479)	155,402	696,102

As of January 01, 2014	422,269	(13,266)	10,865	1,560	12,425	11,086		86,597	97,683	(100)		148,198	(1,659)	146,539	665,550

Loss for the period											(1,650)				(1,650)
Exchange rate changes on foreign investees (Note 12)													257	257	257

Total comprehensive income for the period											(1,650)		257	257	(1,393)
Realization of deemed cost (Note 14)											3,880	(3,880)		(3,880)
(-) Taxes on realization of deemed cost (Note 20)											(1,319)	1,319		1,319

Total realization of deemed cost											2,561	(2,561)		(2,561)

Contributions/distributions to shareholders:
Share-based payment (Note 20)				114	114										114
Total contributions/distributions to shareholders				114	114										114

As of March 31, 2014	422,269	(13,266)	10,865	1,674	12,539	11,086		86,597	97,683	(100)	911	145,637	(1,402)	144,235	664,271

The accompanying notes are an integral part of these interim financial information.

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)

All amounts in thousands of Brazilian reais (R$)

	Period ended March 31,
	2014	2013
Cash flows from operating activities
Net income for the period	(1,650)	5,050
Adjustments:
Depreciation of property, plant and equipment	11,249	9,245
Amortization of intangible assets	1,157	1,027
Accrued interests	12,662	6,253
Loss on disposal of fixed assets	3	128
Share-based payment	114	185
Deferred income tax and social contribution	3,806	2,828
Provision for tax, labor and civil risks	10
Provision for doubtful accounts	87	295

	27,438	25,011

Changes in assets and liabilities:
(Increase) decrease in trade receivables	9,092	(11,549)
Increase in inventories	(13,558)	(8,689)
(Increase) decrease in recoverable taxes	(3,948)	305
Decrease in other receivables	2,964	5,002
Decrease in trade payables	(18,170)	(5,672)
Increase (decrease) in payroll, social security and related taxes	806	(2,825)
Decrease in taxes, fees and contributions	(935)	(1,505)
Decrease in other payables	(1,044)	(8)

	(24,793)	(24,941)

Other cash flows from operating activities:
Payment of income tax and social contribution taxes	(1,386)

	(1,386)
Net cash provided by operating activities	1,259	70

Cash flows from investing activities
Purchase of property, plant and equipment	(7,121)	(6,415)
Acquisition of intangible assets	(1,233)	(935)

Net cash used in investing activities	(8,354)	(7,350)

Cash flows from financing activities
Proceeds from borrowings and financing	23,410	70,478
Payment of borrowings and financing – principal	(23,616)	(12,111)
Payment of borrowings and financing – interest	(7,104)	(7,081)
Sale of shares		788

Net cash provided by (used in) financing activities	(7,310)	52,074
Effect of exchange rate changes on cash and cash equivalents	(2,441)	(3,076)
Decrease or increase in cash and cash equivalents, net	(16,846)	41,718

Cash and cash equivalents at the beginning of period (Note 6)	64,250	84,145
Cash and cash equivalents at the end of period (Note 6)	47,404	125,863

Decrease or increase in cash and cash equivalents, net	(16,846)	41,718

The accompanying notes are an integral part of these interim financial information.

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COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

NOTES TO THE CONDENSED INTERIM FINANCIAL INFORMATION

FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2014 (UNAUDITED)

In thousands of Brazilian reais, except when otherwise indicated

1	GENERAL INFORMATION

Companhia Providência Indústria e Comércio, headquartered in São José dos Pinhais, State of Paraná, Brazil, and its subsidiaries (the “Company” or the “Group”) are engaged in the manufacture and sale of plastic products, including nonwoven fabrics under the KAMI brand, resulting from the transformation of polypropylene.

The Company has two subsidiaries, one in the City of Pouso Alegre, State of Minas Gerais, Brazil, and another in Statesville, North Carolina, in the United States of America. In order to expand its production capacity in 2012, the Group installed two new machines. The first was installed in the second quarter in Pouso Alegre and the second in Statesville, which started to operate in the last quarter of 2012.

The issuance of these consolidated interim financial information of the Group was authorized by the Board of Directors on May 13, 2014.

2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the preparation of these consolidated interim financial information are set out below. These policies have been consistently applied to all reporting periods, unless otherwise stated.

2.1	Statement of compliance

The accompanying consolidated interim financial information have been prepared in accordance with IAS 34 - Interim Financial Reporting, issued by the International Accounting Standards Board (IASB).

2.2	Basis of preparation

The accompanying condensed consolidated interim financial information has been prepared based on the historical cost and adjusted in order to reflect financial assets and financial liabilities (including derivatives) stated at fair value through profit or loss, as well as the “deemed cost” of land, buildings, machinery and equipment on the date of transition to IFRS.

The preparation of the condensed interim financial information requires Management to use certain accounting estimates and the exercise of judgment by the Company’s management when applying the accounting policies of the Company. The areas involving a higher degree of judgment and complexity, as well as those where assumptions and estimates are significant to the condensed consolidated interim financial information, are disclosed in Note 3.

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(a)	Changes in accounting policies and disclosures

There are no new IFRS pronouncements or interpretations effective beginning 2014 and 2013 that had a material impact on the Company’s condensed consolidated interim financial information.

2.3	Consolidation

(a)	Condensed consolidated interim financial information

The following accounting policies are applied in the preparation of the condensed consolidated interim financial information.

Subsidiaries

Subsidiaries are all entities over which the Company has the power to direct the relevant activities, in which it is exposed to variable returns from its involvement and has the ability to use its power to affect investor’s returns.

Subsidiaries are fully consolidated from the date control is transferred to the Company and, when applicable, such consolidation is discontinued from the date control ceases.

Intercompany transactions, balances and unrealized gains and losses are eliminated in consolidation. The accounting policies of subsidiaries are changed, where necessary, to ensure consistency with the policies adopted by the Company and its subsidiaries.

2.4	Segment reporting

Operating segments are reported consistently with the internal report provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing the performance of the operating segments, is the Board of Directors, which is also responsible for making the strategic decisions of the Company.

Considering that all decisions are made based on consolidated reports, the only product sold by the Company is the nonwoven fabric, and all decisions related to strategic and financial planning, purchases, sales, investments and allocation of funds are made on a consolidated basis, the Company concluded that they have only one reportable segment.

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2.5	Foreign currency translation

(a)	Functional and reporting currency

Items included in the interim financial information of each of the consolidated companies are measured using the currency of the primary economic environment where the companies operates (“functional currency”). The consolidated interim financial information are presented in Brazilian reais (R$), which is the Company’s functional currency, and also the reporting currency of the consolidated interim financial information.

(b)	Transactions and balances

Foreign currency-denominated transactions are translated into the Company’s functional currency using the exchange rates prevailing at the transactions or the valuation dates, when items are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation using yearend exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement as “Finance income” or “Finance costs”.

(c)	Consolidated companies using a different functional currency

The results of operations and financial position of the subsidiary located in the United States, which has a functional currency different from the reporting currency, are translated into the reporting currency as follows:

(i)	The balances of assets and liabilities reported in each balance sheet are translated using the closing rate on the balance sheet date;

(ii)	Income and expenses reported in the income statement are translated using average exchange rates, which are a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates; and

(iii)	All resulting exchange differences are recognized as a separate component of equity.

2.6	Cash and cash equivalents

Cash and cash equivalents include cash, bank deposits and other highly liquid short-term investments, which are readily convertible into a known cash amount and subject to an insignificant risk of change in value.

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2.7	Financial assets

2.7.1 Classification

The Company classifies their financial assets in the following categories: at fair value through profit or loss and receivables. The Company does not have held-to-maturity and available-for-sale financial assets. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of financial assets on initial recognition.

(a)	Financial assets at fair value through profit or loss

Financial assets and financial liabilities measured at fair value through profit or loss are derivatives contracted to be held to maturity, designated as hedging instruments. All financial assets and financial liabilities in this category are classified as current assets and current liabilities.

(b)	Receivables

Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, and comprise “trade and other receivables”. They are included in current assets, except for those with maturities 12 months after the end of the reporting period, which are classified as noncurrent assets.

2.7.2 Recognition and measurement

Financial assets are recognized on the trade date – the date in which the Company undertakes to purchase or sell the asset. Loans and receivables are subsequently carried at amortized cost using the effective interest method.

Gains or losses arising from changes in the fair value of financial assets at fair value through profit or loss are presented in the income statement in “Finance income (expenses)” when earned or incurred.

2.7.3 Impairment of financial assets

Assets stated at amortized cost

The Company assets on the balance sheet date whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”) and such loss event (or events) affects the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

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The criteria that the Company uses to determine whether there is objective evidence of an impairment loss include:

(i)	significant financial difficulty of the issuer or debtor;

(ii)	a breach of contract, such as a default or delinquency in the payment of interest or principal;

(iii)	the Company, for economic or legal reasons arising from the borrower’s financial difficulty, grant to the borrower a concession that a lender would not otherwise consider;

(iv)	it becomes probable that the borrower will file for bankruptcy or other financial reorganization;

(v)	the disappearance of an active market for that financial asset because of financial difficulties; or

(vi)	observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified against the individual financial assets in the portfolio, including:

•	adverse changes in the payment status of borrowers in the portfolio; and

•	national or local economic conditions that correlate with defaults on the assets in the portfolio.

The amount of any impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognized in the income statement. If a loan or held-to-maturity investment is subject to a variable interest rate, the discount rate for measuring an impairment loss is the current effective interest rate set out in the contract. As a practical measure, the Company may measure impairment on the basis of an instrument’s fair value using an observable market price.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the reversal of the previously recognized loss is recognized in the income statement.

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2.8	Derivative financial instruments and hedging activities

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value, with the changes in fair value charged against profit or loss.

Although the Company uses derivatives for hedging purposes, it does not apply the hedge accounting.

The fair values of derivative instruments are disclosed in Note 7.

2.9	Trade receivables

Trade receivables are amounts due from customers for sales in the ordinary course of business of the Company. If collection is expected in one year or less, they are classified as current assets. Otherwise, they are presented as noncurrent assets.

Trade receivables are initially stated at present value, less the allowance for doubtful accounts, which is recognized when there is objective evidence that the Company will not be able to recover all the amounts due on their original terms. The allowance for doubtful accounts corresponds to the difference between the carrying amount and the recoverable value. The present value is calculated based on the market rates (Interbank Deposit Certificate (CDI which as of March 31, 2014 was equivalent to 10.55% p.a. (9.77% p.a. as of December 31, 2013).

2.10	Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the moving weighted average cost method. The cost of finished products and work in process comprise raw materials, direct labor, other direct costs and related overhead expenses (based on normal operating capacity), except for borrowing costs. Net realizable value is the estimated selling price in the ordinary course of business, less estimated implementation costs and selling expenses. Imports in transit are stated at the accumulated cost of each import.

2.11	Intangible assets

(a)	Goodwill

Goodwill is measured at cost, represented by its carrying amount at the date of transition to IFRS, less accumulated impairment losses, if any.

The carrying amount of goodwill at the date of transition to IFRS was established on the acquisition or subscription of capital in another entity, represented by the cost of acquisition of the investment which exceeds the book value of the investment, calculated by applying the appropriate acquisition or capital subscription percentage on the investee’s equity amount.

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In connection with the first time adoption of IFRS, beginning January 1, 2009, the Company no longer amortizes goodwill arising from investments acquired. Considering that goodwill continues to be amortized for tax purposes, the corresponding deferred tax effects are recorded on the portion of amortization deducted for tax purposes.

Goodwill is tested annually for impairment.

(b)	Software

Costs on the maintenance or development of software are recognized as an expense when incurred. Expenditures directly associated with identifiable and exclusive software, controlled by the Company and its subsidiaries, and which will probably generate economic benefits greater than the costs for over one year, are recognized as assets. Direct expenses include the compensation payable to the software development team and the appropriate portion of related general expenses.

Software development costs recognized as assets are amortized under the straight-line method over their useful lives, at the rates disclosed in Note 13.

2.12	Property, plant and equipment

Land, buildings and construction, machinery and equipment, industrial facilities and furniture and fixtures refer mainly to plants and offices and are stated at historical acquisition cost, adjusted for inflation through December 31, 1995, plus the deemed cost, in January 1, 2009.

Property, plant and equipment items are stated at their historical cost, less accumulated depreciation. The historical cost includes expenditures directly attributable to the acquisition of items and may also include financial charges on borrowings used to finance the construction of property, plant and equipment, which are capitalized over the period necessary to build and prepare the asset for the intended use.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, where appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the item cost can be measured reliably. The carrying amount of replaced items or parts is derecognized. All other repairs and maintenance are charged to profit or loss, when incurred.

Land is not depreciated. Depreciation of other assets is calculated under the straight-line method to allocate their costs to their residual values over the estimated useful lives. The useful lives are listed in Note 14.

The residual values and useful lives of assets are reviewed and adjusted, if applicable, at the end of each reporting period.

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The carrying amount of an asset is written down immediately to its recoverable amount its carrying amount is greater than its estimated recoverable amount (Note 2.13).

Gains and losses from sales are determined by comparing sales proceeds with the carrying amounts and recorded in line item “Other income (expenses), net” in the income statement.

2.13	Impairment of non-financial assets

Assets with indefinite useful life, e.g. goodwill, are not amortized and are tested annually for impairment. Property, plant and equipment and other non-financial assets are tested annually for impairment, and also whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In this case, the recoverable value is calculated to determine if assets are impaired. An impairment loss is recognized at the amount by which the carrying amount of an asset exceeds its recoverable amount, which is the higher of net selling price or the value in use of an asset. For measurement purposes, assets are grouped at the lowest level for which there are separately identifiable cash flows.

2.14	Trade payables

Trade payables refer to amounts payable for goods or services acquired from suppliers in the ordinary course of business, classified as current liabilities if payment is due within one year or less (or in the regular course of business, even if longer). Otherwise, they are recorded as noncurrent liabilities.

Trade payables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method. In practice, they are usually recognized at the related invoice amount.

2.15	Borrowings

Borrowings are initially recognized at fair value, less transaction costs incurred and subsequently carried at amortized cost. Any difference between the amounts raised (less transaction costs) and the settlement amount is recognized in the income statement over the period borrowings are outstanding, using the effective interest method.

Borrowings are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

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2.16	Provisions for tax, labor and civil risks

Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, based on the opinion of their legal counsel, and the amount can be reliably estimated.

2.17	Current and deferred income tax and social contribution

Income tax and social contribution expenses comprise current and deferred taxes, and are calculated based on the effective income tax and social contribution rates adjusted as prescribed in the prevailing tax laws. The offset of tax loss carry forwards is limited to 30% of taxable income in Brazil. Income taxes are recognized in the income statement, except to the extent that they relate to items recognized directly in comprehensive income or equity.

Deferred income tax and social contribution are recognized on tax loss carry forwards and the related temporary differences arising from differences between the tax bases of assets and liabilities and their carrying amounts in the interim financial information, Deferred income tax and social contribution are calculated at the rates of 15% (plus a 10% surtax, where applicable) and 9%, respectively Brazil.

Deferred income tax and social contribution assets are recognized only to the extent that it is probable that future taxable income will be available against which temporary differences may be offset. Therefore, in order to support recognition, Management prepares annually a study about the utilization of these income-based taxes, based on internal assumptions and future economic scenarios.

For the subsidiary Providencia USA Inc., current and deferred taxes are calculated at the rates of 32% for federal tax and 7% for state tax.

2.18	Employee benefits

(a)	Pension obligations

The Company offers their employees a defined contribution private pension plan (Note 25), whose purpose is to accumulate funds that can become monthly income to supplement the Government Social Security benefit. The plan provides for the employee’s voluntary contributions, deducted from the employee payroll, and contributions made by the Company and its subsidiaries, which are recorded as personnel expenses, with a corresponding entry to current liabilities.

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(b)	Share-based payments

The Company offers to executives and certain employees, a share-based compensation plan (“Stock Options”), which is duly approved by the Board of Directors ((Note 20.b), according to which the Company receives services in exchange for the stock options granted. The fair value of share options granted, calculated on the grant date, is recognized as an expense with a corresponding increase in equity, during the vesting period, to the extent services are provided.

(c)	Profit sharing

The Company recognizes a profit sharing liability and expense on accrual basis, in accordance with the compensation policy.

2.19	Capital

Ordinary shares are classified in equity. Incremental costs directly attributable to the issue of new shares or options are recorded in equity as a deduction from proceeds, net of taxes.

2.20	Revenue recognition

Revenue comprises the fair value of the consideration received or receivable for the sale of goods in the ordinary course of business of the Company. Revenue is stated net of taxes, returns, as well as after the elimination of intercompany sales. Revenue is recognized when:

•	The significant risks and rewards of ownership of the products are transferred to the buyer.

•	The entity retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	The amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the entity; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably

Therefore, the Company recognizes revenues on the date the product is delivered to the buyer.

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2.21	Distribution of dividends

Dividends declared to the Company’s stockholders are recognized as a liability in the interim financial information, based on the Company’s bylaws. Any amount declared above the mandatory minimum dividend is only accrued on the date it is approved by shareholders at the General Meeting.

2.22	New and revised IFRS issued but not yet effective

The following standards issued were not yet effective on the issuance date of the interim financial information. This list of standards and interpretations issued includes those which the Company reasonably expects to impact disclosures, financial condition or performance upon their application in the future. The Company intends to adopt such standards when they become effective.

IFRS 9 Financial Instruments - Classification and Measurement - IFRS 9 completes the first part of the project to supersede “IAS 39 Financial Instruments: Recognition and Measurement”. IFRS 9 uses a simple approach to determine whether a financial asset is stated at amortized cost or fair value, based on how an entity manages its financial instruments (its business model) and contractual cash flows underlying the financial assets. The standard also requires the adoption of only one method to determine asset impairment. This standard is effective for years beginning January 1, 2015, and the Company does not expect any significant effect as a result of its adoption.

There are no other standards and interpretations issued and not yet adopted that can significantly impact the profit or loss or equity reported by the Company, based on Management’s opinion.

3	CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Accounting estimates and judgments are continually assessed and are based on historical experience and other factors, including expected future events that are believed to be reasonable under the circumstances.

3.1	Critical accounting estimates and assumptions

Based on assumptions, the Company makes forward-looking estimates. By definition, the resulting accounting estimates will are rarely equal to actual results.

The estimates and assumptions that present a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities in the next year are discussed below.

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(a)	Income tax, social contribution and other taxes

The Company recognizes deferred tax assets and liabilities based on the differences between the carrying amount presented in the interim financial information and the tax basis of assets and liabilities using effective tax rates. The Company also recognizes provisions as a result of circumstances where it is probable that additional taxes will be due. When the final tax outcome of these issues is different from the amounts that were initially estimated and recorded, such differences will impact current and deferred income tax assets and liabilities in the period in which such determination is made.

The Company reviews on a regular basis the possibility of recovery of their deferred tax assets, taking into account the historical profit generated and the projected future taxable income, based on a recoverability study.

(b)	Fair value of derivatives and other financial instruments

The Company assesses the fair value of financial instruments using available information and valuation methodologies set by Management. However, both the interpretation of market data and the selection of valuation methodologies require considerable judgment and reasonable estimates to produce the most appropriate realizable value. Consequently, the estimates presented in Note 7 are not necessarily indicative of the amounts that can be realized in the current market. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated realizable values.

(c)	Provisions for tax, labor and civil risks

The Company is party to several administrative proceedings and lawsuits, as described in Note 18. Consequently, it recognizes provisions for all risks on lawsuits and administrative proceedings with respect to which the likelihood of loss is assessed as probable and which the amount of the loss can be reliably estimated. The assessment of the likelihood of loss includes the analysis of available evidence, the hierarchy of laws, the applicable case law, most recent decisions issued by the courts and their relevance within the legal system, as well as the opinion of the outside legal counsel. The Company believes that the provisions for tax, civil and labor risks are properly presented in the interim financial information.

(d)	ICMS tax incentives

The Company has State VAT (ICMS) tax incentives granted by the government of the State of Paraná and by the government of the State of Minas Gerais. The Federal Supreme Court (STF) handed down decisions in Direct Actions, declaring the unconstitutionality of several state laws that granted ICMS tax incentives without previous agreement between the States.

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Despite the fact that the Company does not have ICMS tax incentives covered by the decision handed down by the STF, it consulted its legal counsel, who issued an opinion on the matter, based on which the Company believes that it does not meet the criteria under IAS 37 for the recognition of a liability.

4	FINANCIAL RISK MANAGEMENT

4.1	Financial risk factors

The Company has a Risk Management Committee, designated by the Board of Directors, to assist it and is responsible for defining the policy and managing the risks and the financial instruments using control systems that set currency limits and interest exposures and identify financial institutions where Company’s cash and short-term investment funds will be invested in. The carryng amount of all financial instruments, including derivatives, as well as the results obtained compared to the proposed goals, are presented to and analyzed monthly by the Risk Management Committee and submitted to the approval of the Company’s Board of Directors.

Among the procedures defined by the current policy, the Company adopts monthly routines that enable it to project and assess currency exposure since it has transactions and debts in the foreign market and is exposed to these risks.

(a)	Market risk

(i)	Currency and interest rate risk

The Company is exposed to market risks related to adverse changes in interest and foreign exchange rates, 27% of the indebtedness is denominated to local currency and subject to variable and fixed interest rates, and the remaining 73% is indexed to the LIBOR (London Interbank Offered Rate) and SIFMA (Securities Industry and Financial Markets Association). A significant portion of revenues (31%) derives from sales in foreign markets and is equally exposed to fluctuations in exchange rates.

A portion of the indebtedness is indexed to the Interbank Deposit Certificate (CDI) and is, therefore, subject to variable interest rates. The financial result is partially affected by changes in the benchmark interest rate (Special System for Settlement and Custody (SELIC).

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The table below shows the Company’s net foreign currency exposure.

	Consolidated
	March 31, 2014		December 31, 2013
	R$ thousand	US$ thousand	R$ thousand	US$ thousand
Assets:
Trade receivables	85,071	37,592	85,958	36,693

Liabilities:
Trade payables	(7,781)	(3,438)	(2,989)	(1,276)
Borrowings and financing	(515,126)	(227,630)	(540,393)	(230,681)

Short positions	(522,907)	(231,068)	(543,382)	(231,957)

Total exposure	(437,836)	(193,476)	(457,424)	(195,264)

The Company invests in foreign operations, whose net assets are exposed to the currency risk. Currency exposure arising from the investment in foreign operations is hedged mainly through borrowings denominated in the same currency as these investments.

Sensitivity to the foreign exchange rate - The impacts arising from a fluctuation by 25% and 50% in the reasonable possible scenario of the U.S. dollar exchange rate for each financial instrument exposed are as follows:

	Risk	(-) 50%	(-) 25%	Reasonable possible scenario	(+) 25%	(+) 50%
Foreign exchange rate	Dollar	1.2300	1.8450	2.4600	3.0750	3.6900

Trade receivables	Dollar	(38,833)	(15,714)	7,406	30,525	53,645
Borrowings	Dollar	235,141	95,149	(44,843)	(184,835)	(324,828)
Trade payables	Dollar	3,552	1,437	(677)	(2,792)	(4,907)

Gains or Losses		199,860	80,872	(38,114)	(157,102)	(276,090)

In addition to the sensitivity analysis presented above, the Company measures its financial instruments considering the reasonable possible effects in profit or loss and equity against the risks assessed by the Company’s management at the end of the reporting period. Based on the financial position as of March 31, 2014, it is estimated that these effects would approximate the amounts disclosed in the reasonable possible scenario column of the table above, as the assumptions used by the Company approximate those described above.

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Sensitivity to the interest rate – The impacts of a 25% and 50% fluctuation of interest rates on profit or loss in the reasonable possible scenario of indexes (CDI/LIBOR6) in the 12-month period are described below:

	Risk	(-) 50%	(-) 25%	Reasonable possible scenario	(+) 25%	(+) 50%
Rates	CDI/Selic	5.63	8.44	11.25	14.06	16.88
Rates	LIBOR6	0.16	0.25	0.33	0.41	0.49

Short-term investments	CDI/Selic	1,846	2,805	3,789	4,799	5,835
Borrowings and financing	LIBOR6	(7,510)	(7,764)	(8,032)	(8,271)	(8,524)

Loss		(5,664)	(4,959)	(4,243)	(3,472)	(2,689)

In addition to the sensitivity analysis presented above, the Company measures its financial instruments considering the reasonable possible effects on profit or loss and equity against the risks assessed by the Company’s management at the end of the reporting period. Based on the financial position of outstanding short-term investments and borrowings and financing as of March 31, 2014, it is estimated that these effects would be close to the amounts disclosed in the reasonable possible scenario column of the table above, as the assumptions used by the Company are close to those described above.

(ii)	Derivative transactions

The Company carries out transactions in the foreign market and are exposed to market risks arising from fluctuations in foreign currencies and interest rates. The exposure to the risk arising from future payments in local currency of liabilities linked to the foreign exchange market is hedged mainly by the portfolio of trade receivables from export sales or realized by the Company.

The Company also carries out transactions with derivatives pegged to foreign currencies, mainly the U.S. dollar, for hedging purposes (hedge against possible interest and exchange rate fluctuations), based on the guidelines set in the Market Risk Management Policy approved by the Board of Directors and implemented by the Risk Management Committee.

The objective of the Market Risk Management Policy is basically to hedge at least 75% of the Company’s short-term cash flow for defined periods ranging from 9 to 12 months, primarily through traditional market transactions, such as, for example, Non-Deliverable Forward (NDF) contracts, options and the dollar futures on the Brazilian Commodities & Futures Exchange (BM&F), defining limits by type of transaction and counterparty.

Cia Providência Indústria e Comércio

In order to measure the effects of the fluctuations in the indices and rates linked to derivative transactions, the Company prepared the sensitivity analysis table below, including a scenario considered as reasonable possible by the Company’s management, a situation considered possible of at least 25% reduction in the variables used, and a situation considered remote of at least 50% reduction in the risk variables:

Sensitivity analysis table

Transaction	Risk	(-) 50%	(-) 25%	Reasonable possible scenario	(+) 25%	(+) 50%

Swap US$ x CDI	CDI fluctuation	(20,994)	(9,359)	2,586	14,823	27,333
Currency forward (NDF)	US$ fluctuation	(12,876)	(7,670)	(962)	3,180	8,451

Gain (loss)		(33,870)	(17,029)	1,624	18,003	35,784

The amounts in the sensitivity analysis table were determined considering the US dollar curve and the future US dollar quotations published by the BM&F. Based on these rates, the Company applied the reduction percentages in accordance with each scenario, projected the cash flows up through to the maturity of transactions and discounted them through the balance sheet date.

This analysis was only considered for purposes of compliance with the prevailing legislation, in Brazil for public companies (CVM 475/08), since the Company carries out derivative transactions only for hedging purposes and elimination of the effects of currency and interest rate fluctuations, which are not used for speculative purposes.

In addition to the sensitivity analysis, the Company measures its financial instruments considering the reasonable possible effects on profit or loss and equity against the risks assessed by the Company’s management at the end of the reporting period. Based on the financial position and notional amount of outstanding derivatives as of March 31, 2014, it is estimated that these effects would approximate the amounts disclosed in the reasonable possible scenario column of the table above, as the assumptions used by the Company approximate those described above.

(b)	Credit risk

The Company’s sales policy is closely related to the Credit Policy established by the Company and to the level of credit risk which it is willing to accept in the course of its business. To minimize possible default, the Company diversifies its receivables portfolio, selects customers, and monitors sales terms and individual credit limits, and requires collaterals.

The credit quality of financial assets that are neither past due nor impaired can be assessed by reference to external credit ratings or to historical information about default rates for counterparties.

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Trade receivables: the credit risk of customers is subject to the procedures, controls and policies established by the Company for this purpose. Credit limits are set for all customers based on internal classification criteria. The amounts classified in Group 1 refer to customers with no default in the past. The amounts in Group 2 refer to defaulting customers in the past, i.e., those which on any time were included in the criteria for recognition of allowance for doubtful accounts.

	March 31, 2014	December 31, 2013
Trade receivables
Group 1	162,925	175,662
Group 2	5,147	5,147

	168,072	180,809

Cash and cash equivalents: the credit risk of balances with banks and other financial institutions is managed by the treasury area according to the policy established.

Bank account, deposits and short-term investments	March 31, 2014	December 31, 2013

brAAA	37,001	43,742
brA+f	6,570	6,436
brA		7,579
AA-	3,833	6,493

	47,404	64,250

Source: Standard & Poor’s and Fitch Ratings

(c)	Liquidity risk

Cash flow is projected in the operating entities consolidated by the Company’s Finance Department. The liquidity risk management of the Company, which is Management’s responsibility, monitors rolling forecasts of the liquidity requirements of the Company to ensure they have sufficient cash to meet operating needs.

Surplus cash held by the operating entities, in addition to the balance required for working capital management, is invested in short-term instruments, in order to offer maximum liquidity and cover disbursements.

The table below analyzes the consolidated non-derivative financial assets and liabilities and derivative financial assets and liabilities to be settled by the Company, according to relevant maturity dates, corresponding to the remaining period in the balance sheet through the contractual maturity date. Derivative financial liabilities are included in the analysis if their contractual maturities are essential for an understanding of the timing of the cash flows. The amounts disclosed in the table are the contractual undiscounted cash flows.

Cia Providência Indústria e Comércio

	Up to 1 month	1 to 3 months	3 months to 1 year	1 to 5 years	Over 5 years	Total
At March 31, 2014
Assets
Cash and cash equivalents	47,404					47,404
Derivative financial instruments	14,746					14,746
Trade receivables	65,519	86,660	13,229	2,664		168,072
Escrow deposits				411		411

	127,669	86,660	13,229	3,075		230,633
Liabilities:
Trade payables	(31,740)	(10,065)				(41,805)
Borrowings and financing
- Floating rates	(7,969)	(3,371)	(58,800)	(278,964)	(90,867)	(439,971)
- Fixed rates	(83)	(993)	(29,288)	(141,341)	(21,277)	(192,982)

	(39,792)	(14,429)	(88,088)	(420,305)	(112,144)	(674,758)

	87,877	72,231	(74,859)	(417,230)	(112,144)	(444,125)

Derivatives are managed based on net fair value. These derivatives include interest rate swaps, non-deliverable forward and e U.S. dollar option contracts used by the Company to manage the consolidated interest rate profile.

4.2	Capital management

The objectives of the Company in managing capital are to safeguard their ability to continue as going concerns in order to offer returns to shareholders and security to other stakeholders and to maintain an efficient capital structure.

Capital management is monitored using the debt/capitalization ratio, whose objective is to maintain a ratio equal to or lower than 0.65. As of March 31, 2014, this ratio was 0.46 (0.47 as of December 31, 2013), which demonstrates that the Company’s capital structure is maintained within the preset limits. The table below shows the calculation:

	March 31, 2014	December 31, 2013

Total borrowings balance	569,704	590,930
Equity balance	664,271	665,550

Capitalization	1,233,975	1,256,480

Total debt / capitalization
Total debt	0.46	0.47

4.3	Fair value estimation

The carrying amounts of trade receivables (net of allowance for doubtful accounts) and payables, approximate their fair values. The fair values of financial liabilities for disclosure purposes are estimated by discounting the future contractual cash flows at the current market interest rate available to the Company for similar financial instruments, as disclosed in Note 16.

Cia Providência Indústria e Comércio

The Company categorize its financial instruments measured at fair value through profit or loss, according to the following hierarchy levels:

Level 1 - prices quoted (unadjusted) in active markets for identical assets or liabilities. This level does not apply to the Company as of March 31, 2014;

Level 2 - inputs other than prices quoted in active markets included in Level 1 that are observable for an asset or liability, either directly or indirectly; and

Level 3 - techniques using input with significant effects on the fair value recorded that are not based on observable market inputs. This level does not apply to the Company as of March 31, 2014.

	March 31, 2014	December 31, 2013
	Level 2	Level 2
Current assets
Cash and cash equivalents
Fair value through profit or loss	47,404	64,250

	47,404	64,250

Derivative financial assets
Derivative financial instruments	14,746	24,674

	14,746	24,674

Total current assets	62,150	88,924

The Company did not transfer assets or liabilities between the hierarchy levels of fair value for the three-month period ended March 31, 2014 and for the year ended December 31, 2013.

Cia Providência Indústria e Comércio

5	FINANCIAL INSTRUMENTS BY CATEGORY

	March 31, 2014	December 31, 2013
Cash and cash equivalents
Banks and short-term investments	47,404	64,250

	47,404	64,250

Financial assets
Loans and receivables:
Trade receivables	168,072	180,809
Escrow deposits	411	372

	168,483	181,181

Fair value through profit or loss:
Derivative financial instruments	14,746	24,674

	14,746	24,674

Total assets	230,633	270,105

Financial liabilities
Stated at amortized cost:
Trade payables	41,805	59,975
Borrowings and financing	569,704	590,930

Total liabilities	611,509	650,905

6	CASH AND CASH EQUIVALENTS

The balance of line item ‘Cash and cash equivalents’ includes cash held by the Company. At the end of the reporting period, this balance, as recorded in the statement of cash flows, may be reconciled with the related balance sheet items, as shown below:

	March 31, 2014	December 31, 2013

Banks and cash on hand	15,422	11,124
Short-term investment funds	31,982	53,126

Cash and cash equivalents in the balance sheet	47,404	64,250

Short-term investment funds comprise mainly of investment funds, whose investment portfolios are comprised basically of highly liquid investments in federal government bonds, repurchase transactions and Bank Certificates of Deposit (CDB), yielding average interest of 102% (102% as of December 31, 2013) of the Interbank Deposit Certificate (CDI) fluctuation. The Company does not invest in exclusive investment funds.

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7	DERIVATIVE FINANCIAL INSTRUMENTS

	Assets
	March 31, 2014	December 31, 2013

Interest rate swaps (a)	15,499	21,571
Foreign exchange forwards contracts (b)	(943)	1,487
US dollar option contracts (c)	190	1,616

Current portion	14,746	24,674

The fair values of derivatives were calculated by the Company and represent the exit price on the balance sheet date. Consequently, the fair values calculated are only valid on the dates of the consolidated information and may be subject to subsequent changes due to changes in market variables in the future, in particular with respect to fluctuations in exchange rates.

The financial derivatives entered into by the consolidated companies do not require margin call, and amounts are only increased or reduced on the established dates.

(a)	Interest rate swaps - CDI x US$ and LIBOR6 floating x fixed

The notional amounts of the interest rate swap contracts outstanding as of March 31, 2014 total R$154,601 (R$167,294 as of December 31, 2013).

In order to hedge its liability exposures (CDI and LIBOR interest rates) from borrowings and financing, the Company entered into swap contracts, traded in Bolsa de Mercadorias e Futuros - BM&F and registered with CETIP, whose balances and conditions are as follows:

•	Banco Itaú: US$52,4 million – Company receives in US$ + 4.85% p.a. and pays in CDI + 1.70% p.a., maturing on a semiannual basis through September 2018;

•	Banco Itaú: R$50 million – Company receives in R$ + 8% p.a., and pays in 98.70% of CDI p.a., maturing on a quarterly basis through February 2016; and

•	Banco Santander: R$ 4 million - Company receives in R$ + 8% p.a., and pays in 100% of CDI p.a., maturing on a quarterly basis through February 2016.

(b)	Forward foreign exchange contracts:

The notional amounts of the outstanding forward foreign exchange contracts outstanding as of March 31, 2014 total R$ 24,061 (R$28,147 as of December 31, 2013).

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In order to hedge against the volatility of liability exposures in U.S. dollars, arising from the total exposure (cash flows) through March 31, 2014, the Company entered into Non-Deliverable Forward contracts in U.S. dollars, in the following amounts and conditions:

•	Banco HSBC: US$3,9 million - long position in U.S. dollars, strike rate of R$2.5267, maturing on October 15, 2014; November 17, 2014 and December 15, 2014.

•	Banco Itaú BBA: US$2,8 million – long position in U.S. dollars, strike rate of R$2.4748, maturing on September 15, 2013;

•	Banco Bradesco: US$4 million – long position in U.S. dollars, strike rate of R$2.4126, maturing on June 16, 2014; July 15, 2014; August 15, 2014.

(c)	U.S. dollar call option contracts:

The notional values of the US dollar call option contracts outstanding as of March 31, 2014 total R$24,061 (R$27,713 as of December 31, 2013). Total premium paid was R$1,142.

In order to hedge against the volatility of the liability exposures in U.S. dollar, arising from the total exposure (cash flows) through March 31, 2014, the Company entered into call option contracts in U.S. dollars in the following amounts and conditions:

•	Banco Votorantim: US$3,1 million - call option at the rate of R$2.3618, maturing on April 15, 2014 and July 15, 2014; premium paid: R$317 thousand;

•	Banco Itaú: US$5,7 million – call option at the rate of R$2.4588, maturing on May 15, 2014; June 16, 2014, August 15, 2014 and November 17, 2014; premium paid: R$635 thousand;

•	Banco Bradesco: US$1 million – call option at the rate of R$2.52, maturing on December 15, 2014; premium paid: R$114 thousand; and

•	Banco Santander: US$0,7 million – call option at the rate of R$2.5040, maturing on October 15, 2014; premium paid: R$76 thousand.

8	TRADE RECEIVABLES

	March 31, 2014	December 31, 2013
Trade receivables – domestic customers	88,077	99,840
Trade receivables – foreign customers	85,300	86,187
Allowance for doubtful accounts - domestic customers	(5,076)	(4,989)
Allowance for doubtful accounts - foreign customers	(229)	(229)

Trade receivables, net	168,072	180,809

Current portion	165,408	177,822

Noncurrent portion	2,664	2,987

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As of March 31, 2014, the average days sales outstanding is 73 days (73 days as of December 31, 2013). The Company recognized an allowance for doubtful accounts for all domestic trade receivables past-due over 90 days. For foreign trade receivables, the allowance for doubtful accounts relies on the analysis of the current financial condition and the economic and political environment in the country where each borrower is located.

The aging list of trade receivables is as follows:

	March 31, 2014	December 31, 2013
Current	157,509	174,109
Up to 60 days past-due	7,954	4,996
61 to 90 days past-due	2,605	630
Over 90 days past-due	5,309	6,292

Total	173,377	186,027

Allowance for doubtful accounts	(5,305)	(5,218)

Total	168,072	180,809

The changes in the allowance for doubtful accounts were as follows:

	March 31, 2014	December 31, 2013
Opening balance	(5,218)	(5,102)
Allowance for doubtful accounts	(243)	(946)
Unused amounts reversed	156	830

Closing balance	(5,305)	(5,218)

The recognition and derecognition of the allowance for doubtful accounts were recorded in “Selling expenses” in the income statement. Amounts charged to the allowance for doubtful account are generally written off when there is no expectation of recovering the accounts.

The maximum exposure to credit risk on the reporting period is the carrying amount of each type of receivables mentioned above.

9	INVENTORIES

	March 31, 2014	December 31, 2013
Raw materials	21,385	15,760
Auxiliary raw materials	9,094	10,470
Work in process	5,365	1,116
Finished products	22,221	20,903
Storeroom supplies	16,846	15,870
Goods in transit	2,766

Total	77,677	64,119

Management expects inventories to be consumed within a period of less than 12 months.

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10	RECOVERABLE TAXES

	March 31, 2014		December 31, 2013
	Current assets	Noncurrent assets	Current assets	Noncurrent assets
State VAT (ICMS)	13,930	534	10,936	592
Federal VAT (IPI)	5,883		6,241
Tax on revenue (COFINS)	21,016	4,817	19,672	4,817
Tax on revenue (PIS)	4,636	1,049	4,345	1,049
Prepayments of income tax and social contribution	1,000	87	1,456	86
Withholding income tax (IRRF)	2,526	1,045	2,338	1,043

Total	48,991	7,532	44,988	7,587

Current ICMS credits arise from purchase of raw materials consumed on production sold to foreign countries. The Company files qualification/accreditation processes with the State Government of Paraná, to subsequently trade (sale) and/or use them as part of the payment of the electric energy bill.

Noncurrent ICMS credits arise from the purchase of property, plant and equipment items which are realizable within 48 months, pursuant to prevailing regulations.

PIS/COFINS credits refer to taxes paid when importing a new machine, whose credits can be offset against with future PIS/COFINS payables.

As of December 31, 2013, the period covered originally under the Special Regime for Recovery of Exporting Company Tax Amounts (REINTEGRA), introduced by Decree 7633/2011 and extended by MP 601/2012, ended. In 2013 the Company recorded R$6,410 (R$5,679 in 2012) relating to credits obtained through this tax grant, of which part will be received in cash in 2014 through a reimbursement request and the outstanding balance will be offset against other federal taxes.

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11	DEFERRED INCOME TAX AND SOCIAL CONTRIBUTION ASSETS

The Company adopted the Transitional Tax Regime (RTT) introduced by Law 11.941/09, according to which corporate income tax (IRPJ), social contribution (CSLL), taxes on revenues (PIS and COFINS) for fiscal years 2008 and 2009 continue to be calculated based on the accounting methods and criteria prescribed by Law 6.404, of December 15, 1.976, effective as of December 31, 2.007. Accordingly, deferred income tax and social contribution calculated on the adjustments arising from the adoption of the new accounting practices introduced by Law 11.638/07 and Law 11.941/09 (laws that regulated in Brazil the transition to IFRS) were recorded in the Company’s interim financial information, when applicable, in conformity with IAS 12. The Company elected such option in the Corporate Income Tax Return (DIPJ) on June 30, 2011.

The balances of deferred income tax and social contribution credits on tax loss carry forwards and temporary differences are as follows:

	March 31, 2014	December 31, 2013
Income tax and social contribution assets - Companhia Providência Indústria e Comércio
Accumulated tax losses	233,715	233,715
Income tax and social contribution rate	34%	34%

Deferred income tax and social contribution credits on tax losses	79,463	79,463
Deferred income tax and social contribution credits on goodwill arising from downstream merger	52,021	56,750

Total deferred income tax and social contribution assets – Companhia Providência Indústria e Comércio	131,484	136,213

Income tax assets - Providencia USA Inc.
Accumulated tax losses	7,316	6,948

Federal tax (32% rate)	2,341	2,223
State tax – North Carolina (rate of 7%)	512	486
Exchange gain on foreign currency translation	943	984

Total deferred income tax asset - Providencia USA Inc.	3,796	3,693

Total deferred income and social contribution tax assets	135,280	139,906

Income tax and social contribution liabilities
Income tax
Deemed cost of property, plant and equipment	(218,001)	(221,844)
Temporary differences:
Difference between depreciation for accounting records and recognized for tax purposes	(80,258)	(76,673)
Other temporary differences*	4,120	(3,700)
Total temporary differences	(76,138)	(80,373)

	(294,139)	(302,217)
Income tax rate	25%	25%

Deferred income tax debts on deemed cost and temporary differences	(73,535)	(75,555)

Cia Providência Indústria e Comércio

	March 31, 2014	December 31, 2013
Income tax and social contribution assets - Companhia Providência Indústria e Comércio
Social contribution
Deemed cost of property, plant and equipment	(218,001)	(221,844)
Temporary differences:
Difference between depreciation for accounting records and recognized for tax purposes	(80,258)	(76,673)
Other temporary differences*	5,555	(2,278)
Total temporary differences	(74,703)	(78,951)

	(292,704)	(300,795)
Social contribution rate	9%	9%

Deferred social contribution debts on deemed cost and temporary differences	(26,343)	(27,072)

Total deferred income tax and social contribution - liabilities	(99,878)	(102,627)

Total deferred income tax and social contribution, net	35,402	37,279

*	The balance of other temporary differences is basically comprised of: allowance for doubtful accounts, accrued profit sharing and foreign currency changes recognized on the accrual basis.

The realization of deferred income tax and social contribution are broken down by year as follows:

	March 31, 2014	December 31, 2013

Through December 2014	18,144	22,770
From January 2015 to December 2015	21,215	21,215
From January 2016 to December 2016	23,169	23,169
From January 2017 to December 2017	9,421	9,421
From January 2018 to December 2023	63,331	63,331

	135,280	139,906

Deferred income tax and social contribution assets, arising from tax loss carry forwards and temporary differences, are recognized to the extent that is probable that future taxable profit will be available, supported by projections using internal assumptions and future economic scenarios, which may, therefore, change, as approved by the Board of Directors.

Deferred income tax and social contribution assets on goodwill arising from downstream merger refers to tax effects of the reversed merger into the Company in February 2007 of Alnilan S.A., an investment vehicle used in the acquisition of Companhia Providência Indústria e Comércio, which recognized goodwill from such acquisition. As an investment vehicle Alnilan S.A. was not considered the accounting acquirer. As such following the regulation prescribed by CVM Instruction 319/99 and CVM Instruction 349/2001, when going public in July 2007, the Company wrote off the goodwill merged by means of a full provision, and recognized the related deferred income tax and social contribution credit. For accounting and tax purposes, the goodwill and the related provision were amortized on a straight-line basis at the rate of 10% per annum through December 31, 2008.

Cia Providência Indústria e Comércio

Beginning January 1, 2009, as a result of the changes introduced by Law 11638/07 and Law 11941/09 and the adoption of IFRS, the goodwill arising from the merger and the related provision were no longer amortized for accounting purposes. Therefore, the amounts corresponding to the deferred income tax and social contribution benefits on future tax amortization of the goodwill are recognized as deferred income tax and social contribution credit.

12	INVESTMENTS

The adjustments resulting from the translation of the interim financial information of Providencia USA. Inc., which were originally prepared in U.S. dollar and translated into Brazilian reais, were recorded as cumulative translation adjustments under accumulated other comprehensive income in equity. In the three-month period ended March 31, 2014, the Company recognized as other comprehensive income foreign currency translation adjustment gain derived from exchange rate changes on foreign investments of R$257 (R$102 in 2013).

13	INTANGIBLE ASSETS

(a)	Breakdown

	Software	Goodwill	Total
As of December 31, 2013	7,997	33,133	41,130

Adjusted cost	24,674	39,759	64,433
Accumulated amortization	(16,631)	(6,626)	(23,257)

As of March 31, 2014	8,043	33,133	41,176

(b)	Changes in intangible assets

	Internally-generated software development costs	Goodwill	Total

As of December 31, 2012	9,550	33,133	42,683

Additions	2,403		2,403
Amortization	(4,267)		(4,267)
Exchange rate changes	150		150
Transfer	161		161

As of December 31, 2013	7,997	33,133	41,130

Additions	1.233		1.233
Amortization	(1.157)		(1.157)
Exchange rate changes	(30)		(30)

As of March 31, 2014	8,043	33,133	41,176

Cia Providência Indústria e Comércio

In January 2008, the direct parent company Providência Participações Ltda. was merged (downstream merger) into its subsidiary Isofilme Indústria e Comércio de Plásticos Ltda. (Isofilme). The goodwill recognized by Providência Participações Ltda. in its accounting records, arising from the acquisition of Isofilme, was being amortized on a straight-line basis at the rate of 20% p.a. based on the expected future earnings, supported by an economic appraisal report prepared by a specialized company that used a real discount rate of 9.60% p.a. Beginning January 1, 2009, goodwill is no longer being amortized in the accounting records in a systematic manner, and is only subject to impairment tests, in accordance with IAS 36 - Impairment of assets.

Since the Company opted for the Transitional Tax Regime introduced by Law 11638/07 and Law 11941/09, the goodwill described above continued to be amortized for purposes of calculation of the provision for income tax and social contribution for the year ended December 31, 2009, and the related effects of deferred income tax and social contribution are recognized in profit or loss. Such goodwill was being amortized for tax purposes, and was fully amortized in February, 2013.

Goodwill, in the amount of R$ 33,133, is based on expected future profitability and annually tested for impairment. The last test was performed on December 31, 2013. The assumptions adopted in the calculation of the recoverable amount through the projection of cash flows were based on the analysis of their performance over the past years, analysis and expectations of growth of the operating market, besides Management’s expectations and strategies. Projected amounts were presented in real terms, i.e., they did not consider future inflation effects, and cash flows from operating activities were projected from January 1, 2014 to December 31, 2023. As of March 31, 2014, no impairment indicators were identified for the aforementioned goodwill.

In order to calculate the recoverable amounts, the Company considered the present value of perpetuity of the cash flows for the last year of projection. The discount rate used to calculate the present value of projected cash flows was 9.77% p.a..

Cia Providência Indústria e Comércio

14	PROPERTY, PLANT AND EQUIPMENT

	Land	Buildings and construction	Machinery and equipment	Plants	Construction in progress	Other tangible assets	Total
Cost of property, plant and equipment, gross
As of December 31, 2012	20,380	139,029	941,384	10,307	105,215	10,233	1,226,548

Additions		1,653	17,588	1,377	12,136	1,143	33,897
Currency gain (loss) on foreign currency translation	403	4,696	23,145	35	9,720	25	38,024
Write-offs			(316)	(256)		(14)	(586)
Transfers		8,970	112,109		(121,885)	806

As of December 31, 2013	20,783	154,348	1,093,910	11,463	5,186	12,193	1,297,883

Additions		679	4,916	125	1,280	121	7,121
Currency gain (loss) on foreign currency translation	(107)	(1,226)	(8,360)	(8)	(93)	(61)	(9,855)
Write-offs			(1)			(3)	(4)

As of March 31, 2014	20,676	153,801	1,090,465	11,580	6,373	12,250	1,295,145

Accumulated depreciation:
As of December 31, 2012		(22,368)	(355,559)	(5,053)		(6,520)	(389,500)

Depreciation		(4,622)	(34,415)	(745)		(1,034)	(40,816)
Write-offs			187	93		5	285

As of December 31, 2013		(26,990)	(389,787)	(5,705)		(7,549)	(430,031)

Depreciation		(1,193)	(9,551)	(203)		(302)	(11,249)
Write-offs						1	1

As of March 31, 2014		(28,183)	(399,338)	(5,908)		(7,850)	(441,279)

Property plant and equipment, net:
As of December 31, 2012	20,380	116,661	585,825	5,254	105,215	3,713	837,048
As of December 31, 2013	20,783	127,358	704,123	5,758	5,186	4,644	867,852
As of March 31, 2014	20,676	125,618	691,127	5,672	6,373	4,400	853,866

Cia Providência Indústria e Comércio

As allowed by IFRS 1, the Company adopted the deemed cost to determine the fair value of property, plant and equipment, whose carrying amount was substantially lower than its fair value.

The adjustment in the consolidated balance sheet as of January 1, 2009, which was made based on the appraisal report and reviewed by Management, totaled R$302,157. Depreciation on adjustments to the fair value in the three-month periods ended March 31, 2014 and 2013 was R$3,880 for each period, deferred income tax and social contribution were realized on the depreciation amount of R$1,319 for each period.

Depreciation for the three-month period ended March 31, 2014, allocated to the consolidated cost of revenues, totals R$8,954 (R$7,762 as of March 31, 2013), and operating expenses total R$2,295 (R$1,483 as of March 31, 2013).

In order to expand its production capacity, the Company has been investing in the acquisition of new machinery in Statesville plant (13th machinery), so that advances were made in line item “Constructions in progress”.

No borrowing costs were capitalized during the three-month period ended March 31, 2014 (R$482 in the same period of 2013) and the capitalization rate used is 2.39% p.a. in the three-month period ended March 31, 2013.

15	TRADE PAYABLES

	March 31, 2014	December 31, 2013
Trade payables – domestic suppliers	34,023	56,986
Trade payables – foreign suppliers	7,782	2,989

Total	41,805	59,975

As of March 31, 2014, the average payment period is 15 days (17 days as of December 31, 2013). The Company implements their financial risk management policies to ensure that all obligations are paid in accordance with the originally agreed terms and conditions.

Cia Providência Indústria e Comércio

16	BORROWINGS AND FINANCING

Type		Finance charges	Currency	Maturities	March 31, 2014	December 31, 2013

Export credit notes	(a)	8% p.a.	Real	Interest: quarterly through 2016	526	537
				Principal: by 2016	50,000	50,000

Prepayment	(b)	4.85% p.a.	US dollar	Interest: semiannual through 2018	30	1,470
				Principal: semiannual from 2013 to 2018	97,033	111,500
Export credit notes	(c)	8% p.a.	Real	Interest: quarterly through 2016	52
				Principal: by 2016	4,000

Machinery financing	(d)	LIBOR + 0.85% p.a.	US dollar	Interest: semiannual through 2016	85	1
				Principal: semiannual through 2016	9,312	9,482

	(e)	LIBOR + 1.25% p.a.	US dollar	Interest: semiannual through 2023	115	826
				Principal: semiannual through 2023	77,371	84,698

Financing of USA plant	(f)	Libor + 3.91%	US dollar	Interest: semiannual through 2014		66
				Principal: semiannual through 2014		2,376

	(g)	Libor + 3.08%	US dollar	Interest: semiannual through 2016	120	116
				Principal: semiannual through 2016	11,032	13,177

	(h)	LIBOR + 2.50%	US dollar	Interest: semiannual through 2016		32
				Principal: 04/03/2016	11,273	11,713

	(i)	SIFMA	US dollar	Interest: monthly through 2030	5	571
				Principal: 2030	20,264	20,176

	(j)	LIBOR + 1.50%	US dollar	Interest: semiannual through 2020	816	439
				Principal: semiannual through 2020	82,930	85,847

	(k)	LIBOR + 1.20%	US dollar	Interest: semiannual through 2022	227	3
				Principal: semiannual through 2022	71,944	79,628

	(l)	LIBOR + 2.85%	US dollar	Interest: semiannual through 2017	441	666
				Principal: 07/01/2017	44,348	46,381

	(m)	LIBOR + 3.05%	US dollar	Interest: semiannual through 2014	110	201
				Principal: 08/21/2014	11,315	11,712

	(n)	LIBOR + 3.05%	US dollar	Interest: semiannual through 2015	225	301
				Principal: 01/30/2015	14,709	15,227

	(o)	LIBOR + 2.10%	US dollar	Interest: semiannual through 2015	22	61
				Principal: 01/28/2015	5,895	6,103

Cia Providência Indústria e Comércio

	(p)	LIBOR + 2.95%	US dollar	Interest: semiannual through 2015	111	58
				Principal: 04/07/2015	6,789	7,028

	(q)	LIBOR + 2.60%	US dollar	Interest: semiannual through 2015	141	49
				Principal: 06/18/2015	12,446	12,884

	(r)	LIBOR + 2.10%	US dollar	Interest: semiannual through 2015	34	11
				Principal: 01/07/2015	4,473	4,685

	(s)	LIBOR + 2.75%	US dollar	Interest: semiannual through 2015	115	21
				Principal: 12/02/2015	12,446	12,884

	(t)	LIBOR + 2.5%	US dollar	Interest: semiannual through 2016	109
				Principal: 01/05/2016	18,840

Total					569,704	590,930

Current portion					95,750	83,694
Noncurrent portion					473,954	507,236

					569,704	590,930

a)	On February 8, 2013, the Company entered into a NCE – Export Credit Note transaction with Banco Itaú in the amount of R$50,000, at a fixed BRL rate + 8% p.a., together with a swap by the same amount, where Company receives BRL + 8% p.a. and pays 98.70% of CDI.
b)	On December 26, 2011, the Company entered into a loan agreement Banco Itaú in the amount of US$52,4 million, with a two-year grace period and semiannual payments through September 26, 2018. The interest rate negotiated 4.85% p.a. In order to hedge this transaction against the fluctuations of the US dollar, the Company contracted a swap transaction in the same amount, where Company receives in USD + 4.85% p.a. and pays in CDI + 1.70% p.a..
c)	On January 30, 2014, the Company entered into a NCE transaction with Banco Santander in the amount of R$4,000 at a fixed BRL rate + 8% p.a., together with a swap by the same amount, where Company receives BRL + 8% p.a. and pays of 100% of CDI.
d)	The amount of R$9,397 refers to the loan agreement entered into between Isofilme and the German bank Kreditanstalt für Wiederaufbau (KFW), signed on July 27, 2005, for the purchase of machinery for the manufacture of nonwoven fabrics, bearing interest rate equivalent to the LIBOR fluctuation + 0.85% p.a., with semiannual payment of principal and interest through 2016.
e)	The amount of R$77,486 refers to the installments released, out of the total of US$37,5 million, contracted by Isofilme from Banco HSBC, collateralized by German agency Euler Hermes Kreditversicherungs AG. The amount was used to finance a machine set up in Pouso Alegre, Minas Gerais. The interest rate contracted corresponds to LIBOR fluctuation + 1.25% per annum, with semiannual payment of principal and interest.

Cia Providência Indústria e Comércio

f)	On March 5, 2012, the Company entered into with HSBC a loan agreement in the amount of US$2,5 million to finance working capital requirements of the plant in the United States. The loan matured on February 21, 2014; principal and interest was paid semiannually and bears interest equivalent to LIBOR fluctuation + 3.91% p.a.
g)	On March 4, 2011 and July 7, 2011, US$9 million transactions were contracted from Banco Itaú to finance the US plant’s working capital. These transactions mature on March 4, 2016 and December 10, 2016, subject to semiannual interest based on LIBOR rate + 3.08% p.a., on average.
h)	On April 13, 2011, a loan contract of US$5 million was entered into with Banco do Brasil to finance the working capital requirements of the plant in the United States. This loan matures on April 3, 2016, and bears interest rate equivalent to LIBOR fluctuation + 2.50% p.a., with semiannual payment.
i)	On May 12, 2010, US$9,1 million was raised to finance the construction of the plant in the United States, The transaction, called as Recovery Zone Facility Bonds, consists of the issue of US government bonds of the county of Iredell, managed by a financial agent (Wells Fargo Bank), and collateralized by HSBC, bearing interest calculated on a weekly basis and paid on a monthly basis in accordance with the SIFMA (securities Industry and Financial Markets Association) rate. The SFIMA rate as of March 31, 2014 was 0.15% p.a.
j)	The amount of R$72,171 refers to the installments released out of the total loan contract amounting to US$ 36,2 million, entered into on February 12, 2010 between Providencia USA, Inc., and HSBC, collateralized by the German agent Euler Hermes Kreditversicherungs AG. The funds were used to finance the purchase of the machinery installed in the United States. The loan bears interest equivalent to LIBOR fluctuation + 1.50% p.a., with semiannual payment of interest and principal.
k)	The amount of R$ 79,631 refers to the installment released out of the total loan contract amounting to US$37,5 million entered into on August 8, 2011 between Providencia USA. Inc., and HSBC, collateralized by the German agent Euler Hermes Kreditversicherungs AG, to finance the purchase of the machinery to be installed in the United States, which is released as the machinery and its components are shipped. The loan bears interest equivalent to LIBOR fluctuation + 1.20% p.a. with semiannual payment of interest and principal.
l)	On July 27, 2012, a US$20 million transaction was contracted from Banco do Brasil to finance the purchase of the plant in the United States. The transaction will mature on December 29, 2017, subject to semi-annual interest based on LIBOR rate + 2.85% per year.
m)	On August 16, 2012, a US$5 million transaction was contracted from Banco Bradesco to finance the US plant’s working capital. The transaction will mature on August 21, 2014, subject to semi-annual interest based on LIBOR rate + 3.05% per year.

Cia Providência Indústria e Comércio

n)	On January 30, 2013, a US$6,5 million transaction was contracted from Banco Bradesco to finance the US plant’s working capital. The transaction will mature on January 30, 2015, subject to semi-annual interest based on LIBOR rate + 3.05% per year.
o)	On February 6, 2013, a US$2,6 million transaction was contracted from Banco do Brasil to finance the US plant’s working capital. The transaction will mature on January 28, 2015, subject to semi-annual interest based on LIBOR rate + 2.10% per year.
p)	On April 7, 2013, a US$3,0 million transaction was contracted from Banco Bradesco to finance the US plant’s working capital. The transaction will mature on April 7, 2015, subject to semi-annual interest based on LIBOR rate + 2.95% per year.
q)	On September 18, 2013, a US$5,5 million transaction was contracted from Banco Bradesco to finance the US plant’s working capital. The transaction will mature on September 18, 2015, subject to semi-annual interest based on LIBOR rate + 2.60% per year.
r)	On July 9, 2013, a US$2,0 million transaction was contracted from Banco do Brasil to finance the US plant’s working capital. The transaction will mature on July 1, 2015, subject to semiannual interest based on LIBOR rate + 2.10% p.a.
s)	On December 11, 2013, a US$5,5 million transaction was contracted from Banco Santander to finance the US plant’s working capital. The transaction will mature on December 2, 2015, subject to semi-annual interest based on LIBOR rate + 2.75% per year.
t)	On January 15, 2014, a US$8 million transaction was contrated from Banco HSBC to finance the US plant’s working capital. The transaction will mature on January 05, 2016, subject to semi-annual interest based on LIBOR + 2.50% p.a.

The noncurrent portion matures as follows:

	March 31, 2014	December 31, 2013

2015	76,989	123,365
2016	141,371	121,703
2017	98,804	262,168
From 2018 to 2030	156,790

	473,954	507,236

Companhia Providência Indústria e Comércio has an international letter of guarantee issued by HSBC to collateralize the amount of US$9,1 million related to the funds raised through the Recovery Zone Facility Bond.

Cia Providência Indústria e Comércio

The funds for the exclusive financing of machinery are collateralized by the financed machinery at the remaining balance of the financing. As of March 31, 2014, this amount represents R$241,800, of which R$155,917 refers to the machinery in the plant in the United States and R$86,883 refers to Isofilme’s machinery.

Domestic loans are not collateralized.

Abbreviations:

CDI	- Interbank Deposit Certificate
LIBOR	- London Interbank Offered Rate
NCE	- Export Credit Note
SIFMA	- Securities Industry and Financial Markets Association

Also with the objective of financing the construction and buildings and the working capital of the new plants, the Company has available credit lines totaling US$100 million from several financial institutions, bearing interest at rates ranging from Libor + 3.00% to Libor + 4.94% per annum. These funds will be released as the plants receiving the investments identify their cash requirements.

The carrying amounts of borrowings and financing their respective estimated fair values are as follows:

	Carrying amount		Fair value
	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013

Borrowings and financing	569,704	590,930	554,102	576,566

	569,704	590,930	554,102	576,566

The fair values presented above included in the level 2 category have been determined in accordance with generally accepted pricing models based on a discounted cash flow analysis, with the most significant inputs being the discount rate that reflects the market interest rates for similar liabilities on the date of the assessment.

17	TAXES, FEES AND CONTRIBUTIONS PAYABLE

	March 31, 2014		December 31, 2013
	Current liabilities	Noncurrent liabilities	Current liabilities	Noncurrent liabilities
ICMS	407	125	419	154
PIS	10		10
COFINS	22		22
IRRF	545		559
IRPJ and CSLL	657		523
Social security contribution on gross revenues	435		454
Property tax - Statesville			2,324
Other taxes	394		451

Total	2,470	125	4,762	154

Cia Providência Indústria e Comércio

18	PROVISIONS FOR TAX, LABOR AND CIVIL RISKS

The Company is a party to ongoing labor, tax and civil lawsuits at the administrative and judicial levels.

The amounts to be accrued are calculated based on the amounts effectively involved and on the opinion of the outside and in-house legal counsel in charge of the lawsuits. Provisions are only recognized for lawsuits whose likelihood of loss is assessed as probable.

The table below shows the provisions for probable losses and escrow deposits as of March 31, 2014:

	March 31, 2014		December 31, 2013
	Provision	Deposits	Provision	Deposits

Labor	1,052	371	1,037	339
Civil	20		25
Tax		33		33
Other		7

Total	1,072	411	1,062	372

Current	240		250
Noncurrent	832	411	812	372

The changes in the provisions during the three-month period ended March 31, 2014 were as follows:

Balance at December 31, 2013	1,062

Additions	55
Write-offs	(45)

Balance at March 31, 2014	1,072

(a)	Labor lawsuits

In general, labor claims address to overtime, health hazard bonus and/or hazardous duty premium, salary equalization, vacation pay, pain and suffering resulting from accidents, occupational sick and joint liability involving service providers, among others.

(b)	Civil lawsuits

In general, civil claims address the usual matters inherent to the Company’s business and refer mainly to indemnity claims, collection of receivables, matters related to the declaration of undue collection of an execution instrument and suspension of protest.

Cia Providência Indústria e Comércio

(c)	Tax lawsuits

As of March 31, 2014, Isofilme is a party to a lawsuit relating to ICMS (State VAT) on electric power made available but not used.

On April 15, 2013, Decree 46215, which regulates the relinquishment of payment of ICMS on power not effectively used, was published in the Diário Oficial do Estado de Minas Gerais.

(d)	Possible contingencies not accrued

The Company is a party to tax, labor and civil lawsuits whose likelihood of loss is assessed by Management and its legal counsel as possible; no provision was recorded for these lawsuits, as shown below:

	March 31, 2014	December 31, 2013

Labor	368	403
Civil	1,720	1,943
Tax*	154,904	154,904

	156,992	157,250

*	These lawsuits and administrative proceedings include two tax deficiency notices relating to the determination of the Companhia Providência Indústria e Comércio and Isofilme’s taxable income for 2007 and 2008, drawn up in August and November 2013, which are being timely challenged at administrative level.

(e)	Former controlling shareholders

As of March 31, 2014, the amounts relating to lawsuits under the responsibility of the former controlling shareholders, whose risks of loss are assessed by Management as possible and probable, amount to R$2,279 (R$2,327 as of December 31, 2013).

19	DEFERRED INCOME TAX AND SOCIAL CONTRIBUTION LIABILITIES

Deferred tax liabilities are recorded to cover the realization of temporary differences and are stated on a net basis. They are broken down as follows:

	March 31, 2014	December 31, 2013
Liabilities
Income tax (IR) and Social contribution (CS)
Deferred on the effects of Laws 11638 and 11941	45,740	39,609
Deemed cost of property, plant and equipment	2,660	2,699

	48,400	42,308

Income tax and social contribution rate	34%	34%

Total deferred income tax and social contribution, net	16,455	14,385

Cia Providência Indústria e Comércio

In subsidiary Isofilme, temporary differences that give rise to deferred income tax and social contribution liabilities refer mainly to the tax amortization of the goodwill on the acquisition of subsidiary Isofilme.

20	EQUITY

(a)	Capital

As of March 31, 2014 and December 31, 2013, capital totaled R$409,003, represented by 80,041,132 book-entry, registered ordinary shares, without par value, held as follows:

	March 31, 2014		December 31, 2013
Controlling shareholders and related parties
FIP Volluto	13,952,203	17.4%	13,952,203	17.4%
Investidores Institucionais II – Fundo de Investimento em Participações	10,074,423	12.6%	10,074,423	12.6%
FIP Bssf II	9,417,737	11.8%	9,417,737	11.8%
FIP Brasil Equity II	6,278,492	7.8%	6,278,492	7.8%
Banco Espírito Santo S.A.	5,861,269	7.3%	5,861,269	7.3%
Boreal Fundo de Investimentos em Participações*	4,651,081	5.8%	4,651,081	5.8%
Espírito Santo Capital – Sociedade de Capital de Risco S.A.	1,953,757	2.4%	1,953,757	2.4%
Fundo de Investimentos em Partic. C.A.	1,162,683	1.5%	1,162,683	1.5%
Fip Ggpar (Gov. e Gestão Investimentos Ltda.)	970,724	1.2%	970,724	1.2%
Boreal Ações III Fia*	2,690,700	3.4%	2,690,700	3.4%

Total controlling shareholders and related parties	57,013,069	71.2%	57,013,069	71.2%

Management
Executive Board	52,009	0.1%	52,009	0.1%
Board of Directors	4	0.0%	4	0.0%
Supervisory Board	4	0.0%	4	0.0%

Total Management	56,013	0.1%	56,013	0.1%

Free float shares
Sul América Invest. Distrib. de Títulos e Valores Mobiliários S.A.**	4,041,400	5.0%	4,041,400	5.0%
Victoire Brasil Investimentos Administração de Recursos Ltda.***	4,495,000	5.7%	4,380,000	5.5%
Others	14,417,350	18.0%	14,532,350	18.2%

Total free float shares	22,953,750	28.7%	22,953,750	28.7%

Treasury shares	18,3	0.0%	18,3	0.0%

Total treasury shares	18,3	0.0%	18,3	0.0%

Total shares	80,041,132	100.0%	80,041,132	100.0%

Cia Providência Indústria e Comércio

*	Shareholders related to Boreal Fundo de Investimentos em Participações.
**	Sul América FI em Ações, Sul América Dividendos FI em Ações and NBF Sulamérica Master Prev FIM, three investment funds managed by Sul América Investimentos Distribuidora de Títulos e Valores Mobiliários S.A, with ownership interest equal to or above 5% of the Company’s capital.
***	Victoire Brazil Small Cap. Fund. SP, Victoire Small Cap. Ações FI., Victoire Dividendos FIA., Victoire Brazil Fund. LLC. and VBI Exclusivo Ações Fundo de Investimento (all managed by Victoire Brasil Investimentos Administração de Recursos Ltda.) exceeded the percentage of 5% of total common shares issued by Companhia Providência Indústria e Comércio.

Under article 6º of the Company’s bylaws, the Company is authorized to increase its capital up to the limit of 4,050,000 (four million and fifty thousand) book-entry, registered common shares, with no par value, regardless of any amendment to the bylaws, and the Board of Directors must approve the terms on the issuance of shares, including par value, form and the time to pay-in capital.

b)	Stock options

Under the Company’s bylaws, as approved by the Board of Directors and pursuant to the guidelines for the structuring of the Stock Option Plan approved at the Annual General Meetings held on May 11, 2007 and September 10, 2010, the Company is authorized to grant stock options or subscription warrants, with no preemptive rights for existing shareholders, executives and senior employees of the Company and its subsidiaries.

The guidelines adopted to grant stock options are set by the Board of Directors, which may grant stock options to the persons indicated. Stock options to be granted under these guidelines will correspond to, on any time, up to 3% of total shares issued by the Company. The terms and conditions, including the price per share, of the stock option plans are set by the Board of Directors on grant or concession date. Pursuant to the provisions of Article 171, paragraph 3 of Brazilian Corporation Law, shareholders will not be entitled to any preemptive rights over the stock option term.

Currently, two stock option plans are effective. The plans have three vesting periods to exercise the underlying options: After the lapse of 12 months, the plan’s participant is entitled to acquire 20% of the shares under the option; after the lapse of 24 months, the plan’s participant is entitled to acquire 30% of the shares under the option; and, after the lapse of 36 months, the plan’s participant is entitled to acquire the remaining 50% of the shares under the option. The plan expires within 7 (seven) years.

The recognition in the interim financial information begins from the month in which the Company starts to receive the services related to the stock option plan.

The vesting of the stock option is contingent on the employee remaining employed by the Company.

Cia Providência Indústria e Comércio

Up to March 31, 2014, 130,800 shares relating to the plan approved on May 30, 2011 were exercised. The shares delivered by the Company were acquired between September 26, 2011 and September 25, 2012 and were recorded as treasury shares. The effect for the year ended December 31, 2013, in the amount of R$162 of the options exercised was recorded as Capital Reserve. Options corresponding to 175,000 shares were also cancelled due to the withdrawal of persons eligible to the plan.

Below are details of the effective plan:

Approval date	Number of shares granted	Exercise price	Maturity date	Fair value	% of capital
05/30/2011	829,000	6.10	05/30/2018	1,510	1.04%
05/25/2012	460,000	6.35	05/25/2019	711	0.58%

The assumptions used in the calculation on the grant date fair value were as follows:

Approval date	Number of shares granted	Annual risk-free interest rate	Total term (in years)	Expected annual volatility	Option’s fair value as of the granting date
05/30/2011	829,000	12.15%	3	52.86%	1.82
05/25/2012	460,000	8.79%	3	48.56%	1.57

If options are fully exercised by their holders, the interest held by Company’s current shareholders will be diluted by 1.21%. Such dilution was calculated based on the ratio between (i) the total number of shares under the stock option plan in effect, and (ii) the total number of shares issued by the Company as of March 31, 2014, plus the total number of shares under the stock option plan, i.e.:

“Dilution as of 03/31/2014” = 983,200 / (80,041,132 + 983,200) x 100 = 1.21%

Changes in options	Three-month period ended March 31, 2014	Year 2013

Balance at the beginning of the period	983,200	1,289,000
Options granted	—	—
Options exercised		(130,800)
Options forfeited		(175,000)

Balance at the end of the period	983,200	983,200

Exercise price – plan approved on 5/30/2011	6.10	6.10
Exercise price - plan approved on 5/25/2012	6.35	6.35

Expiry date – plan approved on 5/30/2011	05/30/2018	05/30/2018
Expiry date - plan approved on 5/25/2012	05/25/2019	05/25/2019

(c)	Capital reserves

As of March 31, 2014, the capital reserve balance of R$12,539 (R$12,425 as of December 31, 2013) is comprised of a goodwill reserve recognized on the issuance of shares, in the amount of R$10,865 (R$10,865 as of December 31, 2013), as well as of a special reserve recognized to meet commitments from the new stock option plan, as mentioned in Note 20 (b), whose balance amounts to R$1,674 as of March 31, 2014 (R$1,560 as of December 31, 2013).

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(d)	Treasury shares

On September 26, 2011, the Company launched the third Share Buyback Program in connection with the Company’s shares, which expired on September 25, 2012.

In this period, the Company bought back 149,100 shares, at the amount of R$813. Through March 31, 2014, the Company sold 130,800 shares due to the exercise of options under the Stock Option plan.

(e)	Profit reserves

	March 31, 2014	December 31, 2013

Legal reserve	11,086	11,086
Reserve for future investments	86,597	86,597

Total	97,683	97,683

The legal reserve is recorded at 5% of net profit, before any allocation, up to 20% of capital.

The reserve for future investments was proposed by Management and approved at the Shareholders’ Meeting to finance the Company’s investment project, which involves setting up new machinery.

(f)	Dividends

Shareholders are entitled to a mandatory minimum dividend of 25% of net profit, considering mainly the adjustments to the amounts allocated to the legal reserve in the year.

With respect to the dividend policy, the Company will keep the policy set forth in the bylaws.

(g)	Basic and diluted earnings per share

Basic and diluted earnings per share were calculated based on the profit attributable to the Company’s owners and noncontrolling interests in the period, as detailed in the table below. There were no changes in the number of shares issued, and the calculation of the number of dilutive shares made by the Company did not show any significant results that might cause earnings per share to be changed. Accordingly, diluted earnings per share did not present any difference that could be material for reporting purposes, that is, diluted earnings per share were virtually equal to basic earnings per share:

	March 31, 2014	March 31, 2013

Net profit for the period	(1,650)	5,050
Number of ordinary shares (thousands)	80,022	80,022

Earnings per share – basic and dilutive	(0.02)	0.06

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(h)	Valuation adjustments to equity

	March 31, 2014	March 31, 2013

Deemed cost of property, plant and equipment (a)	145,637	155,881
Cumulative translation adjustments (b)	(1,402)	(479)

Total	144,235	155,402

Changes in the period refer to:

(a)	Deemed cost of property, plant and equipment: Realization of net income tax depreciation, in the amount of R$2,561, in the period ended March 31, 2014;
(b)	Accumulated translation adjustments: Exchange rate changes on the investment made in subsidiary Providencia USA Inc., in the amount of R$257.

21	REVENUE

The reconciliation between gross revenue and net revenue is as follows:

	March 31, 2014	March 31, 2013

Gross revenue	243,266	185,387
Sales returns	(7,212)	(6,284)
Taxes on sales	(24,305)	(18,494)

Net revenue	211,749	160,609

22	EXPENSES BY NATURE AND COST OF REVENUES

The Company’s income statement is presented based on a classification of the expenses according to their function. Information on the nature of these expenses recognized in the income statement is shown below:

	March 31, 2014	March 31, 2013

Cost of revenues	(160,554)	(114,921)

Selling expenses
Logistics	(11,889)	(10,363)
Commissions	(715)	(564)
Other	(339)	(580)

Total selling expenses	(12,943)	(11,507)

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	March 31, 2014	March 31, 2013

Administrative expenses
Personnel	(7,934)	(7,103)
Management	(1,387)	(1,469)
Employee benefit expense	(3,141)	(2,879)
Utilities	(493)	(773)
Services rendered	(3,434)	(1,767)
Travel	(538)	(672)
Taxes and fees	(317)	(273)
Depreciation and amortization expenses	(3,340)	(1,483)
Other	(1,904)	(1,638)

Total administrative expenses	(22,488)	(18,057)

Other income (expenses)	(15)	22
Other	(114)	(186)

Total other income (expenses)	(129)	(164)

Total	(196,114)	(144,649)

23	FINANCE INCOME AND EXPENSES

(a)	Finance income

	March 31, 2014	March 31, 2013

Interest	110	434
Income or expenses from derivative transactions	1,601	(328)
Interest from short-term investments	946	1,393
Other	995	(67)

	3,652	1,432

Changes in finance income in the period ended March 31, 2014, compared to the same period in 2013, are due mainly to the reduction in the earnings on short-term investments due to the decrease in the amounts invested and decrease in income from derivative transactions.

Income from derivatives refer to gains on swap transactions, forward exchange contracts and US dollar option contracts.

(b)	Financial expenses

	March 31, 2014	March 31, 2013

Interest	(6,749)	(6,580)
Exchange losses	(2,730)	(900)
Expenses from derivative transactions	(5,101)	(1,421)
Other	(1,021)	(613)

	(15,601)	(9,514)

The changes in financial expenses for the period ended March 31, 2014, compared to the same period in 2013, refer mainly to addition of interest due to the increase in interest rates in the period, reversal of interest on recoverable taxes and to the effect of rate changes in foreign currency-denominated liabilities.

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Expenses on derivatives refer to losses on swap transactions, forward exchange contracts and US dollar option contracts.

24	INCOME TAX AND SOCIAL CONTRIBUTION EXPENSES

(a)	Reconciliation of the effective rate of taxes

	March 31, 2014	March 31, 2013

Income before income tax and social contribution	3,686	7,878
Statutory tax rate (income tax and social contribution)	34%	34%

Income tax and social contribution expenses at statutory rates	(1,253)	(2,679)

Tax effects from (additions) deductions:
Tax loss carryforwards for which no tax credit has been recognized	(4,078)
Permanent items, net	(5)	(149)

Amounts charged to profit or loss	(5,336)	(2,828)

Current	(1,530)
Deferred	(3,806)	(2,828)

Amounts charged to profit or loss	(5,336)	(2,828)

(b)	Changes in deferred income tax and social contribution, net, as of March 31, 2014

	December 31, 2013	Changes	March 31, 2014

Tax loss carryforwards	233,715		233,715
Tax losses – USA	6,948	368	7,316
1) Tax effects on deferred income tax and social contribution assets	82,173	142	82,315

Temporary difference subject to statutory rate of 34%:
Temporary additions	17,243	634	17,877
Depreciation	(110,031)	(6,557)	(116,588)
Other	14,936	10,062	24,998
Temporary difference subject to statutory rate of 9%:
Provisions	1,423		1,423

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	December 31, 2013	Changes	March 31, 2014

2) Tax effects on deferred income tax and social contribution assets	(26,216)	1,403	(24,813)

Deferred IRPJ - goodwill	41,728	(3,477)	38,251
Deferred CSLL - goodwill	15,022	(1,252)	13,770
Deferred IRPJ - deemed cost	(55,462)	962	(54,500)
Deferred CSLL - deemed cost	(19,966)	345	(19,621)

3) Effect on deemed cost and goodwill on deferred income tax and social contribution	(18,678)	(3,422)	(22,100)

Total tax effects on deferred income tax and social contribution assets (1+2+3)	37,279	(1,877)	35,402

Current income tax and social contribution		(1,530)
Temporary and permanent differences – subsidiaries (liabilities)		(1,929)

Total income tax and social contribution recorded in profit or loss		(5,336)

The Company is waiting for the Provisional Act 627/13 to be converted into law in order to decide about the anticipated or not adoption.

25	PRIVATE PENSION PLAN

In December 2009, the Company contracted with Banco Itaú a defined contribution private pension plan called ProvidenciaPrev, whose contributions are made monthly and voluntarily by the participants and also by the Company, in accordance with two groups of salary ranges, based on the maximum contribution required by the Government Social Security System.

The Company, as the sponsor, does not assume any financial obligation for the cost of past services.

The first group includes all employees whose base salary exceeds the ceiling for the social security contribution. The Company’s contributions are equal to 100% of the employees’ basic contributions.

The second group is comprised of the other employees and the Company’s contributions, corresponding to three times the salary of an employee, will be made on the date of eligibility to the benefit, which is related to employee contract termination on entity’s decision.

The amount of the contribution made by the Company for the three-month period ended March 31, 2014 was R$207 (R$144 in the same period of 2013), recorded in profit or loss under “Personnel expenses”.

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26	INSURANCE

The Company takes insurance for assets at amounts considered sufficient by management to cover probable losses, taking into account the nature of their activities. The insurance policies are quoted with several insurance companies, are effective and the premiums were duly paid. The Company manage risks with the objective of minimizing probable risks and claims.

As of March 31, 2014 and December 31, 2013, the Company had the following insurance policies:

	Insured amounts
	March 31, 2014	December 31, 2013
Line

Property
Named perils and operational risks and loss of profits	881,226	929,136
Comprehensive civil liability
Commercial establishments	103,767	105,264
Civil liability
D&O	35,841	35,227
International transportation
Import and export	13,156	13,275

Total	1,033,990	1,082,902

The insurance coverage can be summarized as follows:

•	Property (plants) - guarantees indemnity for electrical damages, fire, loss of profits, machinery shutdown, robbery/theft of assets, twist, hurricane, cyclones, tornadoes, collision of land vehicles and aircraft crashes. Includes insurance of forklift trucks and vehicles that guarantees indemnity for losses on, and property damages to, the assets;

•	comprehensive civil liability insurance for manufactured products and internal operations, as well as employer risks and contingent risks of motor vehicles;

•	civil liability insurance for Directors and/or Officers (D&O);

•	transport insurance - insures any and all assets and/or goods/raw materials inherent in the line of activity and transported under the companies’ responsibility; and,

•	warranty insurance - insures, if necessary, obligations undertaken by the Company to various public or private agencies, related to prepayments, performance of contractors, suppliers or service providers, bids, proper operation and payment retention.

The increases in the insured amounts refer basically to the inclusion of a new machinery in Statesville, United States, plant and also arises out of the work performed by Management to increase the insured amounts without increasing the cost of insurance.

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27	MANAGEMENT COMPENSATION

The Extraordinary and General Shareholders Meeting of April 01, 2014 approved the new management compensation proposal for the current year, in the annual amount of up to R$ 7,050, which will be allocated to management members as set forth in article 10, paragraph 1, of the Company’s bylaws.

In the three-month period ended March 31, 2014 and 2013, key management personnel’s compensation was as follows:

	March 31, 2014	March 31, 2013

Compensation	1,273	1,284
Share-based compensation	114	185

	1,387	1,469

28	NON-CASH TRANSACTIONS

Through March 31, 2014, there are no non-cash transactions that were not reflected in the consolidated statement of cash flows (borrowing of R$ 7,707 as of March 31, 2013 used to purchase property, plant and equipments items).

29	COMMITMENTS

The Company has a property lease agreement, classified as operational leasing, maturing on May 31, 2015, which entails a monthly commitment of R$100.

30	PURCHASE AND SALE AGREEMENT WITH PGI POLÍMEROS DO BRASIL S.A. AND POLYMER GROUP, INC.

On January 27, 2014, PGI Polímeros do Brasil S.A. and Polymer Group, Inc., and some specific Selling Shareholders which hold 57,013,069 common shares issued by the Company, corresponding to approximately 71.25% of the total shares issued, less treasury shares, and, therefore, the Company’s shareholding control, have committed to a share purchase and sale agreement. The purchase price of all Shares Sold is R$555,877,422.75 (five hundred and fifty five million, eight hundred and seventy seven thousand, and seventy five cents).

PGI Brasil is a holding Company, subsidiary of PGI, a North American Company, engaged in the manufacture and sale of nonwoven.

The closing of the transaction will occur after the verification and satisfaction of customary closing conditions that are usual in similar transactions, including the prior approval by the antitrust authorities in Brazil and the United States. After the closing of the transaction, the new controlling shareholder will perform a public offering of shares, as requested by the Company’s bylaws and by regulation applicable to the Company.

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31	EVENT AFTER THE REPORTING PERIOD

On April 30, 2014 the documentation for the merger of the subisidiary Isofilme Indústria e Comércio de Plásticos Ltda. was approved in Extraordinary Shareholders Metting. Due to this fact, on April 30, 2014 the total net equity of Isofilme Indústria e Comércio de Plásticos Ltda. was merged into Companhia Providência Indústria e Comércio. The merger has the objective of integrate the businesses, higher synergy and the rationalization of the activities with a reduction of administrative and operational costs as a consequence.